Exhibit 10.119
Second Amendment to

Stock Purchase Agreement

This Second Amendment (“Second Amendment”) to the Stock Purchase Agreement, dated as of August 22, 2007, as amended (the “SPA”) is entered into as of February 26, 2008 by and among Chris Chelette, Robert Healea and Kevin Buxkemper, in their capacity as Sellers’ Representative and for and on behalf of each of the Sellers party to the SPA, NTS Communications, Inc. (the “Company”) and Xfone, Inc. (“Purchaser”).  Capitalized terms used herein have the same meaning as defined in the SPA, unless otherwise specified herein.

WHEREAS, pursuant to the SPA the Purchaser has agreed to purchase all of the stock in the Company from the Sellers; and

WHEREAS, the Sellers designated the Sellers’ Representative to act on their behalf in connection with the SPA;

WHEREAS, Section 2.2 of the SPA provides that Performance Targets are to be deducted as part of the Working Capital and Estimate Working Capital calculations; and

WHEREAS, Section 3.1 of the AT&T Network Connection Service Terms and Pricing Attachment to the Amended and Restated AT&T Master Carrier Agreement between the Company  and AT&T Corp., dated January 15, 2008 (“AT&T Carrier Agreement”), provides for a Performance Target of up to $380,000 (the “AT&T Contingency”) based upon a 100,000,000 minutes of use commitment within months 1-24 of the Full Service Period, as defined in the AT&T Carrier Agreement (the “Minutes of Use Commitment”).

WHEREAS, the Parties wish to amend the SPA to provide, among other things, that the AT&T Contingency will not be a deduction in the Working Capital and Estimated Working Capital calculations and to provide that the Escrow Amount will be increased by $380,000 (the “AT&T Escrow Amount”).

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties do hereby agree as follows.

1.            Agreement.  The Parties hereby agree that the AT&T Contingency shall not be a Performance Target as that term is used in the SPA in connection with the calculation of Working Capital or Estimate Working Capital and shall not otherwise be a deduction in the calculation of Working Capital or Estimated Working Capital pursuant to Section 2.2 of the SPA.

2.            Amendments.

(a)            Section 2.2(b)(ii) of the SPA is amended and restated in its entirety to read as follows:

“Subject to Section 2.2(c), the Purchaser shall deliver to the Escrow Agent an amount of cash and shares of Xfone Common Stock (the “Escrow Amount”) with an aggregate value equal to the sum of (x) fifteen percent (15%) of the Purchase Price (which in no event for purposes of determiningthe Escrow Amount shall result in less than Six Million Three Hundred Thousand and No/100 Dollars ($6,300,000.00)) and (y) $380,000 (the “AT&T Escrow Amount”) to be held under the Escrow Agreement to secure Sellers’ obligations under Section 2.2(d) and (e) and Article VII.”

(b)            Section 2.4(a) of the SPA is amended and restated in its entirety to read as follows:

“ From time to time after the date of this Agreement and on or prior to the Closing, the Company may, in its sole and absolute discretion, distribute cash in an amount not to exceed the excess of Estimated Working Capital over the Working Capital Target and shall distribute to its shareholders all of the Company’s membership interest in NTS Properties, the general partner of NTS Landlord and that certain promissory note, dated as of October 31, 1998, from NTS Landlord to Company (the “Pre-Closing Distribution”).”

3.            AT&T Escrow Amount.  Each Seller shall be entitled to receive its Allocable Share of the AT&T Escrow Amount upon the Company’s satisfaction of the Minutes of Use Commitment and the Purchaser and the Sellers’ Representative shall, within five (5) Business Days of such satisfaction, issue joint written instructions to the Escrow Agent to make a distribution in an aggregate amount of the AT&T Escrow Amount to the Sellers in accordance with each such Seller’s Allocable Share.  In the event that the Company fails to satisfy the Minutes of Use Commitment and the Company incurs a Shortfall Charge as provided in Section 3.1 of the AT&T Network Connection Service Terms and Pricing of the AT&T Carrier Agreement, then within five (5) Business Days of the issuance of an invoice from AT&T of a Shortfall Charge that is not then being disputed by either the Sellers’ Representative or the Company, the Seller’s Representatives and Purchaser shall issue joint written instructions to the Escrow Agent to make a distribution in the amount of the Shortfall Charge to the Purchaser and the balance of the AT&T Escrow Amount to the Sellers in accordance with each such Seller’s Allocable Share.

4.            AT&T Relationship.  After the Closing, Purchaser shall not and shall cause the Company not to engage in any practice, take any action or omit to take any action which would reduce the relative importance of AT&T as a business partner of the Company, negatively impact the Company’s relationship with AT&T, constitute a default under the AT&T Carrier Agreement or which would otherwise negatively affect the Company’s ability to satisfy the Minutes of Use Commitment.

5.            Ratification.  The SPA as amended hereby is ratified and affirmed, and except as expressly amended hereby, all other terms and provisions of the SPA remain unchanged and continue in full force and effect.

6.            Execution.  This Second Amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree to accept facsimile signatures as an original signature.

[SIGNATURE PAGES FOLLOW]

Executed as of the day and year first above written.

XFONE, INC. By: /s/ Guy Nissenson Guy Nissenson, President and CEO NTS COMMUNICATIONS, INC. By: /s/ Barbara Baldwin Barbara Baldwin, President and CEO	SELLER’S REPRESENTATIVE FOR AND ON BEHALF OF THE SELLERS: /s/ Chris Chelette Chris Chelette /s/ Robert Healea Robert Healea /s/ Kevin Buxkemper Kevin Buxkemper